EXHIBIT 5.1


                         [Letterhead of White & Case]



October 17, 1997



Wilmington Trust Company,
  as Trustee
Rodney Square North
1100 North Market Street
Wilmington, Delaware  19890


Ladies and Gentlemen:

     We enclose herewith a copy of our opinion of even date herewith (the "Opinion"), addressed to each of the Holders of the 100,000 8.50% Capital Securities (liquidation amount $1,000 per Capital Security) issued by First American Capital Trust I, a Delaware business trust (the "Issuer"), representing preferred undivided beneficial ownership interests in the assets of the Issuer. We hereby authorize you to rely, in your capacity as trustee under the Junior Subordinated Indenture, dated as of April 22, 1997 (the "Indenture"), between the First American Financial Corporation (the "Company") and you, as trustee, upon the opinions contained in paragraphs (a), (b) and
(g) of the Opinion as if the Opinion had been addressed to you.

     Unless otherwise defined herein, capitalized terms used herein shall have the meanings given thereto in the Indenture. The opinion below is delivered to you pursuant to Section 3.3 of the Indenture.

     We have read the Indenture, and particularly Sections 2.1, 3.1 and 3.3 thereof relating to the issuance by the Company of $103,093,000 aggregate principal amount of its 8.50% Junior Subordinated Deferrable Interest Debentures (the "Securities") thereunder, and we have examined originals or copies certified to our satisfaction of such agreements, documents, certificates and other statements of government officials and officers of the Company and such other papers as we have deemed relevant and necessary as a basis for our opinion below. As to certain facts material to our opinion below, we have relied, to the extent that we deem such reliance proper, upon certificates and representations of public officials and of officers of the Company. In rendering such opinion, we have assumed the genuineness of all signatures (other than those of the Company), the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed or photostatic copies.
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     Based upon and subject to the foregoing and the qualifications set forth below, it is our opinion that:

          (a) The form of the Securities has been established pursuant to Board Resolutions as permitted by Section 2.1 of the Indenture, and such form conforms with the provisions of the Indenture.

          (b) The terms of the Securities have been established pursuant to Board Resolutions as permitted by Section 3.1 of the Indenture, and such terms conform with the provisions of the Indenture.

          (c) The Securities have been duly authorized, executed, issued and delivered by the Company and, when the Debentures have been duly authenticated by you in your capacity as Trustee and paid for by the Issuer, will constitute legal, valid and binding obligations of the Company, enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equitable principles.

          (d) All requirements of applicable New York, California and Federal law in respect of the execution and delivery by the Company of the Securities, and all covenants and conditions set forth in the Indenture which are conditions precedent to the issuance of the Securities, have been complied with.

     The opinion expressed above is limited to the Federal laws of the United States, the laws of the State of New York and the laws of the State of California.

     This opinion is furnished to you as Trustee and is solely for your benefit, and may not be relied upon by any other person or for any other purpose without our prior written consent.

                              Very truly yours,



JHG:NWR